Exhibit 99.2

Certain Remarks of Fred B. Parks at a Urologix, Inc. Teleconference Held on January 23, 2004:

•	As we continue to focus utilization for both growth and capital efficiency, we expect more of our business to fall in direct accounts as opposed to those being serviced through our valued mobile partners. That was the pattern during this most recent quarter, with 56% of domestic shipments deriving from direct accounts.

•	Over the last eight quarters, we have introduced our technology on average each quarter to 35 accounts. During the quarter just completed, 47 physicians adopted our technology.

•	Second quarter operating expenses increased absolutely from the prior quarter. However, as a percent of revenue, operating expenses decreased from 71% to 67% during this most recent quarter. Over half of that improvement benefited by reversing a $175,000 reserve associated with restructuring severance.

•	Year to date in fiscal year 2004, operating expense is $2.7 million below prior year and operating expense expenditures as a percent of revenue should continue to recede in the second half of fiscal year 2004.

•	This [cash balance] improvement occurs despite a very sizable one-time payment — that being a $540,000 payment to EDAP as obligated by the purchase agreement of 2000.

•	Subtracting the first six months performance from this estimate [of fiscal year 2004 loss per share], we expect to produce results for the second half [of fiscal year 2004] ranging from a loss of 2 cents per share to a profit of 2 cents per share.